UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American Woodmark Corporation

ITEM 2.05                      COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On December 13, 2011, the Company announced that due to the continuing impact of the declining housing economy, the Company’s Board of Directors had committed to the following actions:

•	Close and eventually dispose of two of its manufacturing plants, located in Hardy County, West Virginia and Hazard, Kentucky;
•	Offer its assembly plant in Tahlequah, Oklahoma, idled in early 2009, for sale; and
•	Freeze the Company’s salary and hourly employee defined benefit pension plans.

On December 12, 2011, the Company began informing employees who will be affected by the plant closings.

The two manufacturing plants are expected to cease operations by April 30, 2012.  The Company expects to incur total pre-tax costs of $17.7 million to $19.7 million ($10.9 million to $12.3 million net of tax) related to the closing of the two plants, including employee severance and separation costs of approximately $5.7 million to $6.7 million, and charges for asset impairment of property, equipment and inventory of approximately $12.0 million to $13.0 million.  Included in this estimate are approximately $7.0 million of cash expenses and $10.7 million to $12.7 million of non-cash charges.

The defined benefit pension plans will be frozen effective May 1, 2012.  The Company expects to incur pre-tax pension curtailment losses of approximately $0.3 million as a result of freezing the defined benefit plans.

The Company expects to recognize substantially all of these charges during its third fiscal quarter ending January 31, 2012.  Once completed, the Company expects to realize ongoing savings of approximately $16.5 million to $18.5 million per year as a result of these actions.

The Company issued a press release on December 13, 2011 announcing its plans regarding the plant closure and disposal activities and the changes to its defined benefit pension plans.  The release is filed as an exhibit to this report on Form 8-K and is incorporated in this Item by reference.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements reflect the Company’s reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but are not limited to: when or whether the Company is able to implement and complete the closure and sale of the Hardy County, West Virginia, and Hazard, Kentucky, plants and the sale of the idled plant in Tahlequah, Oklahoma; whether the Company incurs higher than expected charges or cash expenditures related to these closures and sales; whether the Company will achieve anticipated operating cost savings and efficiencies when and if the plant closures and sales are completed; whether the Company experiences disruptions to its manufacturing operations resulting from the plant closures and sales; when and whether the Company will be able to dispose of the closed and idled plants and surplus or obsolete machinery and equipment at anticipated values; when and whether the Company will realize the cost savings expected in connection with the changes in the Company’s retirement and profit sharing plans; and whether there will be unanticipated adverse reactions by Company employees or potential future employees to these benefit plan changes; as well as other risks and uncertainties discussed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2011.  Any forward-looking statement that the Company makes, speaks only as of the date of this report.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events or otherwise, except as required by law.

ITEM 2.06                      MATERIAL IMPAIRMENTS

The information set forth under Item 2.05 of this report on Form 8-K is hereby incorporated in this Item 2.06 by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

99.1           Registrant’s Press Release dated December 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

/s/ JONATHAN H. WOLK	/s/ KENT B. GUICHARD

Jonathan H. Wolk	Kent B. Guichard
Senior Vice President and Chief Financial Officer	Chairman & Chief Executive Officer

Date: December 13, 2011	Date: December 13, 2011
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer